The Mosaic Company
First Quarter 2017 Earnings Call
May 2, 2017

Corporate Participants

Laura C. Gagnon – Vice President, Investor Relations, The Mosaic Co.
James C. O’Rourke – President, Chief Executive Officer & Director, The Mosaic Co.
Richard L. Mack – Chief Financial Officer & Executive Vice President, The Mosaic Co.
Corrine D. Ricard – Senior Vice President, Commercial, The Mosaic Co.
Michael R. Rahm – Vice President, Market Analysis and Strategic Planning, The Mosaic Co.
Other Participants

Vincent Stephen Andrews – Analyst, Morgan Stanley & Co. LLC
Jonas I. Oxgaard – Analyst, Sanford C. Bernstein & Co. LLC
Don Carson – Analyst, Susquehanna Financial Group LLLP
Andrew Wong – Analyst, RBC Capital Markets
P.J. Juvekar – Analyst, Citigroup Global Markets, Inc.
John Roberts – Analyst, UBS Securities LLC
Oliver Rowe – Analyst, Scotia Capital, Inc.
Adam Samuelson – Analyst, Goldman Sachs & Co.
Silke Kueck – Analyst, JPMorgan Securities LLC
Steve Byrne – Analyst, Bank of America Merrill Lynch
Michael Stuart Henry – Analyst, Cleveland Research Co. LLC
Christopher S. Parkinson – Analyst, Credit Suisse Securities (USA) LLC
Howard Flinker – Analyst, Flinker & Co. LLC

MANAGEMENT DISCUSSION SECTION

Operator: Good morning, ladies and gentlemen, and welcome to The Mosaic Company’s First Quarter 2017 Earnings Conference Call. [Operator Instructions] Your host for today’s call is Laura Gagnon, Vice President, Investor Relations of The Mosaic Company. Ms. Gagnon, you may begin.

Laura C. Gagnon, Vice President, Investor Relations, The Mosaic Co.

Thank you and welcome to our first quarter 2017 earnings call. Presenting today will be Joc O’Rourke, President and Chief Executive Officer; and Rich Mack, Executive Vice President and Chief Financial Officer. We also have other members of the senior leadership team available to answer your questions after our prepared remarks. The presentation slides we are using during the call are available on our website at mosaicco.com.

We will be making forward-looking statements during this conference call. The statements include, but are not limited to, statements about future financial and operating results. They are based on management’s beliefs and expectations as of today’s date, and are subject to significant risks and uncertainties. Actual results may differ materially from projected results. Factors that could cause actual results to differ materially from those in the forward-looking statements are included in our press release issued this morning, and in our reports filed with the Securities and Exchange Commission.

Now, I’d like to turn the call over to Joc.

James C. O’Rourke, President, Chief Executive Officer & Director, The Mosaic Co.

Good morning. Thank you for joining us today. It’s been just three weeks since our Analyst Day in New York, where we focused on our medium and long-term outlook. So, today, we’ll focus on the quarter and the near-term. Rich Mack and I will keep our prepared remarks brief and then take your questions.

Potash and phosphate prices continue to recover during the quarter, as global demand remained strong. Our earnings do not yet fully reflect these dynamics for a number of reasons. But we expect market improvements and more reliable operating performance to drive higher earnings in the second quarter and in the second half of the year. Our quarterly results were disappointing and fell short of our expectations because of several operational items. Rich will provide more detail on this shortly.

Despite the lower earnings, we continue to make progress on our priorities. I have three key takeaways for today’s earnings call. First, we are continuing to manage our costs and capital carefully. Second, markets have moved upwards even if the pace of recovery has not been linear. And third, we have taken necessary and bold actions to position Mosaic to capitalize on better business conditions.

For the first quarter, Mosaic reported a breakeven earnings per share on $1.6 billion in net sales. Looking ahead, we expect improvements in our business unit and consolidated margin rate driving strong earnings in the second quarter. Our work to reduce cost continues to provide meaningful benefits. We are ahead of schedule on our 2018 goal to reduce costs by $500 million and we are well on our way to achieving the additional $75 million savings target that we announced a year ago.

You can see the progress in our SG&A expenses and in cash production costs, with potash costs remaining near 10-year low in spite of a mechanical issue at one of our Esterhazy shafts. In fact, total MOP cash cost per tonne for the quarter were $86 including $11 per tonne of expenses relating to the skip failure we had last month and $20 a tonne of brine management expense.

I want to emphasize two points on our expense reduction work. First, we’re taking out costs across Mosaic in every business unit and support function. That requires innovative thinking from our employees every day, how to make processes more efficient without sacrificing safety, and they are delivering. And second, we are not going to take our eye off the ball as markets improved. We understand that being a low-cost producer is critical in this industry across the cycle.

In addition, our focus for the remainder of 2017 will be on integration planning for the upcoming Vale Fertilizantes transaction. As we said on our Analyst Day, we will continue to look for value-creation opportunities in the medium term, but first things first. We are giving the Vale Fertilizantes transaction a great deal of thought and attention so that it can achieve our strategic objectives.

Little has changed in the market environment since our Analyst Day, so I won’t go through all of that in detail. Global demand remained strong, and we have narrowed our expected global shipments to the upper end of the ranges. I wanted to address one issue that is getting a lot of attention these days, Chinese phosphate exports. With economic and environmental pressures mounting on Chinese producers, we expect their exports to fall to somewhere around 8 million tonnes.

The recently released March export figures show a modest increase in Q1 exports compared to last year. First quarter represents a small percentage of the yearly cadence of exports, and we continue to expect year-over-year declines for the remainder of the year. Overall, while this quarter included some noise, Mosaic continues to make good progress, and the markets are giving us some momentum. We are executing our strategy and managing cost and capital. And we are in excellent position to thrive as markets continue to improve.

With that, I will turn the call over to Rich Mack.

Richard L. Mack, Chief Financial Officer & Executive Vice President, The Mosaic Co.

Thank you, Joc, and good morning to you all. Today, I’ll briefly review our segment performance for the quarter and take you through the reasoning behind our second quarter guidance. In Phosphates, shipment volumes were at the top end of our guidance range due to continuing strong global demand and expectations of a strong spring application season in North America. Prices were in the middle of our guidance range and our operating rate was 79%, which was also in line with our expectations.

The Phosphates margin rate was below our guidance primarily due to an unplanned mechanical issue at our Faustina Louisiana ammonia plant where we experienced a failure in a converter two months before a planned turnaround. The plant was down for several weeks towards the end of the quarter, so some of the costs related to the downtime are reflected in our current quarter’s results.

Additionally, we had to buy more ammonia on the spot market just after ammonia prices had risen significantly. The combined negative impact on gross margin was $14 million or 1.7 percentage points. The plant will complete its scheduled turnaround and is expected to be up and running by mid-May, so ammonia costs will continue to run higher in our Phosphates segment in the second quarter.

Our guidance for the second quarter reflects the higher selling prices we are seeing in the market today and robust shipments with continued strong global demand as well as higher operating rates. We expect the second quarter margin rate to increase compared to the first quarter, but we also expect that it will be negatively impacted by the higher ammonia costs I just reviewed and, to a lesser extent, the weather-related issues that have hampered our operations at our joint venture mine in Peru.

The western coast of South America has experienced record rainfall over the past two months which resulted in severe flooding that had major impacts on infrastructure and the people living in the area. The Miski Mayo mine, which was down for parts of March and April, is back to production now. As the weather issues played out, we and our joint venture partners have joined together to provide critical relief for the mine’s employees and the surrounding community.

To ensure that we could keep our Louisiana plant running to meet demand, we purchased third-party rock. This was a temporary development and we do not expect long-term implications for rock supply or for costs.

For the second quarter, we expect realized DAP prices to range from $320 to $340 per tonne with volumes in the range of 2.3 million to 2.6 million tonnes. We expect gross margin to improve to approximately 10%.

As we get into the second half, we see a continuation of gradual improvement in Phosphate margins, as we realize the benefits of higher industry stripping margins, improving cost control and more normal operating rates at Faustina and Miski Mayo. The second half margins will also reflect purchases of ammonia under the CF contract as we expect to begin taking product in early September.

In the Potash business, our operating rates were lower than expected because of the incident with a skip at the Esterhazy K2 mine. K2 is back up and running now, but we expect the incident to reduce our second quarter shipments by approximately 200,000 tonnes. Our Potash shipment volumes were below guidance for this quarter because of a Canpotex train derailment and weather-related port loading delays. Approximately 150,000 tonnes that we expected to recognize in the first quarter have been recognized in the second quarter.

Our Potash gross margin rate fell short of our guidance. There are two main reasons for the shortfall in margin rate and margin dollars. First, roughly $22 million of costs associated with the skip incident were reflected in the current quarter’s results. And second, lower than expected sales volumes due to the Canpotex-related logistics issues I just highlighted reduced per unit profitability. Otherwise, as Joc noted, our excellent cost control in the Potash business unit continued.

For the second quarter, we expect Potash shipment volumes in the range of 2.0 million to 2.3 million tonnes, with strong demand persisting. Prices are expected to rise modestly to a range of $170 to $185 per tonne, and margins are expected to improve to the low 20% range.

Moving on to the International Distribution segment, results were generally in line with our guidance. We sold 1.3 million tonnes of product and realized a gross margin per tonne of $21 in our international markets. International Distribution sales volumes are expected to be in a range of 1.4 million to 1.7 million tonnes in the second quarter, while margins are expected to remain in the $20 per tonne range. Our full year guidance ranges have not changed.

Beginning in 2017, we have changed our depreciation method from straight line to a units-of-production method for certain mining assets to more appropriately reflect the utility of these assets. The change in depreciation method to a units-of-production method is consistent with our peers and will be more comparable going forward. In connection with the change, with the increased focus on mechanical integrity and capital expenditures, we have taken action to allow us to operate our assets over a longer period of time and have extended the lives where appropriate. As a result, we expect an approximate $70 million non-cash P&L benefit in 2017 from a reduction in depreciation expense.

Before I conclude, a couple of notes on the Vale Fertilizantes acquisition. First, we are planning to issue debt to finance the cash portion of the purchase price in the late summer timeframe. And second, we expect to change our segment reporting post close. We will give you plenty of notice before our first reporting cycle under the new structure and we plan to provide adequate historical detail.

To summarize, we are continuing to focus on the things we can control. We are controlling our costs and we are making prudent capital decisions to ensure we can deliver strong shareholder value in the future. We expect meaningfully better results in the second quarter and the second half of this year.

With that, I’m going to turn the call back over to Joc for his concluding remarks. Joc?

James C. O’Rourke, President, Chief Executive Officer & Director, The Mosaic Co.

Thank you, Rich. Mosaic continues to focus on controlling costs and capital in challenging but improving markets. If we look at this in stages, I believe in the near term, we will continue to see modest improvements in the business environment. In the medium term, as we bring on the Vale assets, Mosaic can accelerate its ability to outperform. And over the longer term, as global demand continues to grow and absorb the industry’s capacity expansions, Mosaic’s potential is very bright.

We have made tremendous progress as an organization and we’ve made bold decisions to build our potential to win in the marketplace and to grow.

With that, I will take your questions. Operator?

QUESTION AND ANSWER SECTION

Operator: Thank you. [Operator Instructions] And our first question comes from Vincent Andrews from Morgan Stanley. Your line is open.

<Q – Vincent Andrews – Morgan Stanley & Co. LLC>: Thank you and good morning, everyone. Rich, I’m just hoping you can get us just a better sense on the Phosphate side of things. Obviously, a lot of moving parts this quarter and maybe a bit into next quarter. But where would underlying margins have been without sort of all the issues? And then, you did talk about things getting better in the second half? Can you give us a rough range of where you think Phosphate gross margins can come in, in the second half?

<A – Joc O’Rourke – The Mosaic Co.>: Thanks, Vincent. As you ask this of Rich, I’ll hand it straight over to him to answer. Go ahead, Rich.

<A – Rich Mack – The Mosaic Co.>: Yeah. Vincent, I think that absent some of the issues that we saw in Louisiana, we probably would have had a couple of percentage point improvement to gross margin. As we look forward to the second quarter, our guidance for the gross margin rate of approximately 10% does take into account some of the additional costs that we will incur in the second quarter related to that same issue.

And then going forward, we do see an improving market environment on a gradual basis on the pricing side and, hopefully, some tapering off of the recent run-up in raw material costs. And so, as we look towards the second half of the year, I think 10% in the second quarter or something hopefully a little bit better than that in the second half is what we would be expecting.

Operator: Thank you. And our next question comes from Jonas Oxgaard from Bernstein Research. Your line is open.

<Q – Jonas Oxgaard – Sanford C. Bernstein & Co. LLC>: Good morning, guys. Can you talk a little bit about the impact of the Chinese contracts, if they don’t get renewed or if they do get renewed with a higher price? What does that mean for your Q2?

<A – Joc O’Rourke – The Mosaic Co.>: Okay. Thanks, Jonas, and good morning, as you started with. Look, let me start by saying, first of all, from our perspective, the Chinese contract is becoming less and less relevant over time. The Chinese makes up a portion of Canpotex’s overall sales. And the buying committee, who set this contract, make up only a portion of that Canpotex shipments to China. So, we see it as a less and less impact overall.

The other point I want to make before handing it over to Corrine is that the conditions are significantly different this year than other years when it’s been delayed. This year, the reason for the delay, I think, largely is the suppliers aren’t willing to make concessions. Asia is not waiting for China. You see the European prices are strong. Brazil prices have been strong. I don’t think we’re seeing the slowdown that we might have expected if China doesn’t settle. Corrine, do you want to talk a little bit about that China contract and just the details from Canpotex?

<A – Corrine Ricard – The Mosaic Co.>: Sure. Just a couple things that I would add, Joc. I think that the inventory levels at the ports are not a lot higher than last year at this time. It’s pretty normal levels. We’re seeing good purchasing throughout Asia and values are significantly up. And as Joc said, suppliers are not willing to break on the price levels that they’re getting in the rest of Asia. And we could see India get ahead of China again this year like they did last year.

<A – Joc O’Rourke – The Mosaic Co.>: So, I guess the summary of that, Jonas, just to answer the question, the Q2 impact, we don’t assume a whole bunch of Chinese product in our Q2 guidance. And as they come out and don’t settle, like, I guess, it will make a small impact but pretty minor.

Operator: Thank you. Our next question comes from Don Carson from Susquehanna Financial. Your line is open.

<Q – Don Carson – Susquehanna Financial Group LLLP>: Yes. Thank you. Two questions. One on potash. What are you seeing in terms of domestic dealers, their willingness to buy ahead of the legacy ramp? Are they trying to get inventories down as low as they can ahead of that startup? And maybe you could comment on what your FPD book looks like. And then, on the phosphate side, how should we think of the CF contract? At current ammonia prices and natural gas cost, would that be a net positive for you from a margin standpoint?

<A – Joc O’Rourke – The Mosaic Co.>: Okay, Don. I’m going to hand this one straight to Corrine to talk about the potash customers and their actions as we go into the middle of the year, and then I’ll hand it to Rich who has the handle on the CF contract.

<A – Corrine Ricard – The Mosaic Co.>: Sure. Thanks, Joc. For potash buying, we aren’t seeing a big impact in the market. Domestic buyers are positioning for a good spring season. It’s still pretty wet out there and they haven’t gotten started to the full extent for the season. So, we’re still seeing good shipments, good demand, and really little pre-positioning or worrying about K+S coming in with big tonnage in the domestic market.

In terms of the CF contract, current values today, Rich, I will turn it over to you to add, I would just say that the spike in the ammonia prices today it’s pretty close to market value on these contracts. And I’ll leave it to Rich to comment further.

<A – Rich Mack – The Mosaic Co.>: Yes. So, Don, just a reminder, this is a producer-type sharing relationship that we have with CF and so there are going to be times where we’re going to be in the money and there will be times when we are out of the money. And as Corrine just said, not long ago, ammonia prices were $40, $50 lower than where they are right now. And in that environment, we were probably out of the money relative to what we were going to be paying CF under the contract. But it’s a very volatile market and, with that uptick, now, it’s closer to parity is what I would say.

I think the bigger issue that we want to keep in mind here as well is we just are commissioning a brand new ammonia vessel and tug, and that’s been a project that has been long in the works. Those pieces of equipment are in the water in a testing mode right now. And we believe, long-term, that is going to be very beneficial for Mosaic to arbitrage and basically keep down where world ammonia prices go for the betterment of our overall phosphate business. Because as you know, the relationship that we have with CF is only for about 1/3 of our ammonia requirements compared to the additional 1.2 million tonnes that we’re still buying in the marketplace.

Operator: Thank you. Our next question comes from Andrew Wong from RBC Capital. Your line is open.

<Q – Andrew Wong – RBC Capital Markets>: Hi. Thanks. A couple of questions around price realization. So the first one would be on just the general ranges of the DAP and the potash price outlooks. They look like they’re about flat at the midpoint but in the benchmark prices look like they’ve actually strengthened a bit. So, could you talk a little bit about why there’s a difference in the movements there?

And then just on the quarter, the realized DAP price was actually up quarter-over-quarter, Q1 versus Q4. But when I look at the overall segment, average realized price, just by dividing revenues by volume, it actually looks like it’s down quarter-over-quarter. So, is there something that’s driving that weaker realization versus the reported DAP price? Thanks.

<A – Joc O’Rourke – The Mosaic Co.>: Okay, Andrew. I’m going to hand this straight over to Corrine and Mike Rahm to give you some answers here. But I will say it at the out-front. I’m not sure I fully understand your DAP price question, but I assume what you’re probably seeing is the lag between when we actually book a sale and what you see as spot prices. And then the other one is the mix of products that we sell on an ongoing basis. And so, as the mix changes, so does the average of the prices. But I’ll leave it over to Corrine to answer that first guidance question.

<A – Corrine Ricard – The Mosaic Co.>: Price realizations have been moving out steadily. Rich talked about this in his comments. Q4 was $317 for DAP. Q1 is $327. You’re right, the guidance is right on the midpoint. But when you’ve got the seasonality, that Q1 sales included a lot of fill tonnes and a little bit for spring, and the Q2 guidance includes spring season as well as postseason. We’ve got quite an influx of import barges that have dampened price levels that we expect postseason, when we get past this peak, we’re going to some of that mixing into the price level. Mike, do you want to add on the comments on the issue?

<A – Mike Rahm – The Mosaic Co.>: No, I think the only thing I would add is that we think in terms of margins. And as we get into the second and third quarters, we expect there will be continued relief on raw material costs. So, while DAP prices, the benchmark may be up less than people expect, I think the margin has the potential to increase more with some raw material cost relief. I think the other issue is just the product mix that we talked about, even with MicroEssentials, that’s a product that there’s greater margin but more moderate prices associated with that, as well as some of the changes that have taken place in the feed market which also has been hurt pretty badly by the big surge of imports recently.

Operator: Thank you. Our next question comes from P.J. Juvekar from Citi. Your line is open.

<Q – P.J. Juvekar – Citigroup Global Markets, Inc.>: Yes. Hi. Good morning. So, you changed your depreciation method from straight line to more unit of production, so couple of questions. Under straight line, what was your lifespan of your assets in both P and K? And then when as you switch under the new method, what would be the implied life of your assets in both P and K?

<A – Joc O’Rourke – The Mosaic Co.>: I’m going to hand this to Rich right away. But let me take a general comment on our depreciation method and the change. Clearly, and this came up quite a bit last year. When you have assets that you shut down for a period of time, you’re not reflecting the real rate of decline of the asset if you don’t match your production rate with the depreciation rate. So, if you do a straight-line depreciation, it does not match well with the type of wear and tear that our actual equipment is exposed to. Whereas if you run with depreciation according to units of production, you more closely align with what actually is happening. So, that’s the underlying reason for it. Rich, I’m going to give it to you to give the details, but.

<A – Rich Mack – The Mosaic Co.>: Sure, P.J. This is a project that has been in the works for a long period of time. Obviously, you can’t make a change like this without a lot of work that goes into the analysis. There’s no simple one answer to your question because asset categories change and they vary. And we had a comprehensive review of all of our asset classifications and what the estimated useful life was for each of the categories. Some of them changed. Some of them were lengthened. Some of them did not change at all. And so, it really depends on what you’re looking at.

I would say, when you take a look at how we went about reviewing this and the move to the unit of production methodology, we’re probably still far more conservative than some of our peers are in terms of the useful life that we would assign to our assets. And the fact of the matter is, is that we’ve been through a significant mechanical integrity program over the last several years. We have maintained our assets very well. We are reducing our capital expenditures across the board as you know. And it’s our full expectation that we’re going to be using these assets for a longer period of time in the future. And that’s just some background and color in terms of the depreciation change.

Operator: Thank you. Our next question comes from John Roberts from UBS. Your line is open.

<Q – John Roberts – UBS Securities LLC>: Thank you. On slide 4, the forecast is for Chinese exports to be relatively stable, not much seasonality in the rest of the year. Is that normal? It’s different than the pattern that we’ve had the past couple years, but there’s no real pattern. Maybe we just averaged it out because we can’t really figure it out yet.

<A – Joc O’Rourke – The Mosaic Co.>: Thank you, John. In terms of the Chinese exports, let me start by saying there, I mean, there is obviously seasonality to that. And the first quarter is historically a very low quarter. Mike Rahm has the details on how he sees that playing out through the year. So, I’m going to give it to him to talk about the seasonality, if you will.

<A – Mike Rahm – The Mosaic Co.>: Sure. Good morning, John. As you can see from the chart, first quarter was up about 22%. But as it indicates, that is a seasonally slow quarter. We do expect that exports will pick up in the second and third quarter, much of that tied to Indian purchases. What I will say is that these numbers come kind of straight from our China team and their assessment of how that pattern plays out. And obviously, what’s reflected in that is the expectation that the environmental audits taking place today will have an impact, as will some of the changes taking place in the phosphate industry. So, I would say that, yeah, the seasonality looks a bit different but we do expect that there will be significant changes coming down the road for the rest of 2017.

Operator: Thank you. Our next question comes from Ben Isaacson from Scotiabank. Your line is open.

<Q – Oliver Rowe – Scotia Capital, Inc.>: It’s Oliver Rowe in for Ben. Thanks for taking my question. I just will do a follow up on that last question that was asked. So, you’re forecasting about a 15% decline this year around Chinese exports. So, what’s your longer term view for sort of the sustainable export level? And then how long do you think it will take to get to that level.

<A – Joc O’Rourke – The Mosaic Co.>: Yeah. Again, I’m going to – Mike looks after our long-term strategic analysis, so I’m going to hand it to him. But we do expect a long-term sustainable lower rate out of China, and we’ve talked about that a little bit before. But I would say that makes China to be a smaller but a much stronger and more stable supplier. Mike, do you want to...?

<A – Mike Rahm – The Mosaic Co.>: Thanks, Joc. Yeah, we’ve done a lot of work here recently on that. And what we expect exports to drop from 9.5 to 8 million tonnes this year. When we do kind of an import demand versus export supply analysis, and assuming that demand grows about 2% per year, in fact, we assumed that demand will grow about 2.1% per year from the 66.4 million tonnes in 2016, so about 73 million tonnes plus in 2021. And when we boil that down to what’s import demand relative to export supply, assume that the Saudis ramp up, the Moroccans ramp up, everyone else ramp runs at normal-type rates, we see a sustainable number out of China still in that 7 million tonne to 8 million tonne range during the next five years. So, that’s what our analysis tells us at this point.

Operator: Thank you. Our next question comes from Adam Samuelson from Goldman Sachs. Your line is open.

<Q – Adam Samuelson – Goldman Sachs & Co.>: Yes. Hi. Good morning, everybody. Maybe a question on – in phosphates, and considering about some of the previous questions in China and the seaborne trade, can you talk about the confidence of supply rationalization that you have there? Domestic off-take this year has been lackluster and some of the industry supply discipline doesn’t seem to have come to fruition.

And then somewhat related in the seaborne market, you’re going to have more capacity available out of Morocco and Saudi Arabia later this year. Can you talk about the seaborne market balances for DAP as you move later into 2017 and into 2018? Thank you.

<A – Joc O’Rourke – The Mosaic Co.>: Yes, on that basis, I’m going to hand that straight to you, Mike.

<A – Mike Rahm – The Mosaic Co.>: All right. Good morning, Adam. Yeah. Just to follow up on what we said earlier, we do see decent demand growth over the next five years. And just when you do the math, we’re projecting about a 7 million tonne plus increase in domestic or in global shipments between 2016 and 2021. When you weight that up against the expected increases in capacity during that period with the third and fourth hubs in Morocco, you have another couple of million tonnes and with the phase two expansion at Ma’aden, you have another roughly 3 million tonnes.

And if you assume that you get maybe a little bit more tonnage coming from places like Tunisia and so forth. It looks like a well-balanced situation over the next five years, now – and that goes back to what we said on the previous answer that, we think, China still needs to probably export 7 million to 8 million tonnes. That’s not to say that over the next year or so, when some of this new capacity comes on, there may not be some pain or disruptions caused by a big surge of capacity. But over the five-year period, we certainly see a well-balanced situation in the global phosphate market.

And frankly, when you look beyond the next five years, you’re probably going to hear rumblings of additional hubs getting built in Morocco, additional phases of expansion in Saudi Arabia. And frankly, after 2021, there will be the need for additional capacity coming from somewhere if you expect phosphate demand to continue to grow at a couple of percent per year. So, bottom line, balanced, longer-term outlook in our view with – as new capacity comes on, there will be some pressure likely until the market absorbs some of that.

<A – Rich Mack – The Mosaic Co.>: And, Adam, just one. This is Rich. One thing to supplement, keep in mind that these plants, it’s not like you turn a key and all of a sudden you’re producing 3 million tonnes of product on an annual basis. The modern project will start producing phosphate some time during the second half of 2017. We probably estimate anywhere from 300,000 tonnes to 500,000 tonnes of production this year and then that project will be ramping up for the vast majority of 2018. And so, if you take the first project as any example in terms of how that has progressed, it’s going to be a period of time before that is operating at, call it, 85% or higher operating rates.

Operator: Thank you. Our next question comes from Jeff Zekauskas from JPMorgan. Your line is open.

<Q – Silke Kueck – JPMorgan Securities LLC>: Good morning. It’s Silke Kueck for Jeff. How are you?

<A – Joc O’Rourke – The Mosaic Co.>: Good morning.

<Q – Silke Kueck – JPMorgan Securities LLC>: I was wondering how much of the $70 million in lower G&A you may have or you realized in the first quarter and whether you’ll get this on a straight line basis or it all shows up in, like, one or two quarters. And it seems like that most of it benefits the phosphate segment. Is that correct?

<A – Rich Mack – The Mosaic Co.>: Silke, the first quarter, we have made the change and you see about $20 million of benefit in terms of reduced depreciation. And in terms of the mix, keep in mind that we had the skip failure, which resulted in some downtime in the potash business in the first quarter and therefore, that’s probably why you’re seeing more of the benefit on the phosphate side.

Operator: Thank you. Our next question comes from Steve Byrne from Bank of America. Your line is open.

<Q – Steve Byrne – Bank of America Merrill Lynch>: Hi. A couple of mining-related questions. Does 90-10 splits between phosphate rock out of Florida versus Miski Mayo, what do you think that could be longer-term? And why? Is that Peruvian deposit lower cost or higher phosphate content? What’s your longer-term outlook on that? And then with respect to potash mining in Saskatchewan, can you just provide a comment on where the brine inflow issue is Esterhazy? Are there still ongoing efforts to grout that and change that longer term?

<A – Joc O’Rourke – The Mosaic Co.>: Okay. Thank you, Steve. Look, let me take the 90-10 question first. I think the question as you ask it, so the big opportunity for us with Miski Mayo is not to replace Florida rock, but to supplement Florida rock, which allows us to have, as you say, a blend, which gives different sets of impurities. But also allows us to extend the life of our Florida operation.

Now, as we go forward, one of the benefits of the Vale Fertilizantes acquisition is the increased ownership of Miski Mayo. So, we could – suggested, we could probably double the amount of Miski Mayo rock that we bring to either Florida or Louisiana in the next couple of years based on the Vale Fertilizantes acquisition. So, long term, what’s the benefit? It really doesn’t make a huge difference between costs from Miski Mayo, although we pay a, what I would call, transfer price, and then the earnings come in equity earnings. So, it’s a little bit different because of being a joint venture.

In terms of brine inflow, our costs in brine inflow have been relatively constant now for probably a year, and we expect those to stay relatively constant going forward. Are we still grouting? Yes. Do we still have a long-term focus there? Yes. That will change probably somewhere around 2018, 2019 as we are able to take more risks on that. And I don’t think we need to – that’s good.

Operator: Thank you. And our next question comes from Michael Piken from Cleveland Research. Your line is open.

<Q – Mike Henry – Cleveland Research Co. LLC>: Good morning. This is Mike Henry in for Mike Piken. Thank you for taking my question. Just jumping back to the Chinese exports on the phosphate side. Wondering how important those reduced exports are to your expectation for improved phosphate margins in the back half of the year. If Chinese exports are offset by some amount of new overseas production, what type of impact does that have on your margins, or will margins still improve just from a cost basis? And then also just wondering if you have seen any kind of impact from the wet start here in the U.S. planting season. Thank you.

<A – Joc O’Rourke – The Mosaic Co.>: Okay. So, let’s do this in reverse. In terms of the wet start, I’m going to hand it to Corrine to answer some questions. But clearly, we expected an early spring here in North America, and this weather has slowed it down to be, at best, average and probably actually a little behind average. So, certainly, there is an impact to our first quarter and it allowed a lot of imports to come into the U.S. that wouldn’t have otherwise had time to get here. So, it did have a reasonable impact on us. In terms of the Chinese exports, I’m going to leave that straight to Mike. Corrine, did you want to talk about the weather impacts first?

<A – Corrine Ricard – The Mosaic Co.>: Sure. So, it is a wet start to spring. It’s a little behind where we thought it would be and where we would normally see. We’re pleased to see prices holding well at the interior warehouses where we’ve got potash positioned. Phosphates have been impacted by the barge, excessive barge imports that have happened late. They arrived late. And so, we’re seeing a little bit of a price impact there. But up-country, the prices are holding quite a bit better than what you see out of the New Orleans market. And we’re looking forward beyond spring season. It looks like good application rates. Beyond spring season really strong demand is still ahead of us with Indian imports going well and Brazilian imports expected to be strong for later in the season.

<A – Joc O’Rourke – The Mosaic Co.>: Mike, do you want to talk about the S&D for phosphates for the year?

<A – Mike Rahm – The Mosaic Co.>: Sure. As I said, we think the market probably needs 8 million tonnes or maybe a little bit more coming from China this year. That’s what we’ve baked in, and we think that’s consistent with the developments that are taking place in China in terms of the impacts of the environmental audits and some of the changes in industry structure there.

As we get into the second half of the year, I think there’s a very good demand story unfolding that we think Brazil has big buying needs ahead of us. We think Indian imports are going to be up more than 0.5 million tonnes. Brazil will be importing record volumes. So, we do see a strong pull second half of the year. As Corrine and Joc mentioned, North American season, while a few fits and starts is still going to be a very good season following an outstanding fall application.

So, demand is a very good story and the drivers, whether they’re the agronomic and economic drivers remain very positive for both phosphate and potash. So, as we get into the second half of the year, if the Chinese export 8 million tonnes, we think that’s going to allow margins to move up given the supply and demand dynamics.

Operator: Thank you. Our next question comes from Chris Parkinson from Credit Suisse. Your line is open.

<Q – Chris Parkinson – Credit Suisse Securities (USA) LLC>: Thank you. In Central Asia, it seems like prices are falling a little bit for DAP, but could you just comment overall on your global sales mix on a go-forward basis, Central Asia versus LatAm South? And feel free to bring any comments on Brazilian MAP or MicroEssentials. Just overall as the demand picture develops, how should we think about your regional mix and netbacks versus prior years and subsequent effects on second half margins? Thank you.

<A – Joc O’Rourke – The Mosaic Co.>: Corrine, I’m going to hand that straight to you again.

<A – Corrine Ricard – The Mosaic Co.>: Sure. I suspect Chris that you’re referring to some slip in price that we’ve seen for the Indian imports and there has been a little bit of a price break, although I’ve been impressed at how well it’s held. We’re still seeing $365 and admittedly down a little bit from the $370 starting point, but nowhere near the prices that were bid by the Indian buyers earlier when they were issuing these tenders. And so, really relative strength, a couple of dollars off into Central Asia.

I think over the longer term as you think about our mix and netbacks, we will, as you see the second Ma’aden project starting up our joint venture, you’re going to see our mix won’t appear to change what ships out of Florida, maybe not making it all the way to India and quite as a big volumes and we may be taking more of that tonnage out of the Ma’aden joint venture. And so, it’ll be a little bit heavier appearance of the tonnage going into Latin America, I suspect, in North America. But we will still be there in the Indian market with other origins of product.

Operator: Thank you. Our next question comes from Howard Flinker from Flinker & Company. Your line is open.

<Q – Howie Flinker – Flinker & Co. LLC>: Hello, everybody, or bonjour maybe. What was the D&A for this quarter and what was it in the same quarter last year, please?

<A – Joc O’Rourke – The Mosaic Co.>: Okay. I think that might take us a couple of seconds to drag up here, Howie, because that’s fairly technical.

<A – Rich Mack – The Mosaic Co.>: Howard, I’m just taking a look at it here. So, in Q1 of 2017, our D&A was $159 million and the same quarter a year ago, it was $184 million. I hope that’s responsive to your question.

<A – Joc O’Rourke – The Mosaic Co.>: Next question?

Operator: And our next question will come from John Roberts from UBS.

<Q – John Roberts – UBS Securities LLC>: Thanks for double dip. I asked the earlier question on the Chinese, another major player in the market is OCP and they’re going to host a group of local investors in about two weeks. Are they expected to be relatively stable from a competitive perspective over the rest of the year here? Do you have any thoughts on them in the market since you commented on the Chinese as well?

<A – Joc O’Rourke – The Mosaic Co.>: Yes, I’m going to hand again – hand it to Mike. Mike, OCP’s market response this year.

<A – Mike Rahm – The Mosaic Co.>: Yeah. Just in terms of their capacity, they’re bringing on their third hub now, and they’ve indicated that their fourth hub will be coming on later this year. I think when you look at their sales mix, they’ve done a great job in terms of developing the African market. Just looking at their lineup periodically, there are times when well over half of what they’re shipping is going to the African market. So, they’re developing markets that they’re serving. And I think they’ve indicated that, as time goes on, they expect to capture about half of the growth in global demand, and they are a very formidable, good competitor in this market.

James C. O’Rourke, President, Chief Executive Officer & Director, The Mosaic Co.

Okay. With that, I think we’re about ready to close. No more questions. What I just want to end the call with, though, is to say we have to be careful to separate the operational issues with the market. In the market, we have to separate seasonal slowness in the first quarter with the long-term up-cycle that we’re starting to see in overall.

So, to conclude the call, I just want to reiterate our key points. While our results for the first quarter did not meet our expectations, we’ve moved past the operational issues we encountered. Our cost and capital continues to be well controlled, and we are building considerable leverage to deliver shareholder value as the market improves. We expect to deliver stronger performance in the second quarter and the remainder of this year as we focus on integration of our Vale Fertilizantes acquisition.

Again, thank you for joining us today and have a great day.

Operator: Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program, and you may all disconnect. Everyone, have a wonderful day.